Exhibit 99.1

Company Logo                                        Citizens Utilities
                                                    3 High Ridge Park
                                                    Stamford, CT 06905
                                                    203.614.5600
                                                    Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:
Financial Community:                          Media:
Alan H. Oshiki, Assistant Vice President      Brigid M. Smith, Assistant Vice
Investor Relations                            President Corporate Communications
(203) 614-5629                                (203) 614-5042
aoshiki@czn.com                               bsmith@czn.com


          Citizens Utilities to Purchase 115,000 Telephone Access Lines
                              from GTE in Illinois


STAMFORD, Conn., December 16, 1999 - Citizens Utilities (NYSE: CZN, CZNPr) announced today that it has entered into a definitive agreement to purchase 106,850 (year-end 1998) telephone access lines in Illinois from GTE Corporation (NYSE: GTE) for $303 million in cash. Citizens expects that the acquisition, which is subject to various state and federal regulatory approvals, will close in late 2000, at which time the total access lines should number approximately 115,000.
         Combined with other access line purchases announced earlier this year, Citizens will be adding approximately 925,000 access lines in 2000.
         Citizens Utilities provides telecommunications services and public utility services to 1.9 million customers in 22 states. Citizens also owns 82% of Electric Lightwave, Inc. (NASDAQ: ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. To fund its expansion in the telecommunications business, the company will use the proceeds of its previously announced public utility divestitures. More information about Citizens can be found at www.czn.net.

     This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, weather conditions, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones and the mix of products and services offered in the company's target markets. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.



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